EXHIBIT (a)(13)

FOR IMMEDIATE RELEASE

India Globalization Capital, Inc. Announces
Successful Conclusion of the Program for
Exercise of Warrants to Purchase Common Stock

BETHESDA, Md., January 12, 2009 -- (PR Newswire) -- India Globalization Capital, Inc. (“IGC” or the “Company”), (AMEX: IGC.U, IGC.WS, IGC), a company developing infrastructure in India, is pleased to announce that its tender offer for the exercise of its outstanding warrants to purchase common stock closed successfully upon expiration of the tender offer period on Friday, January 9, 2009 at 5:00 p.m. EST.

Under the tender offer, 11,943,878 warrants (50% of the warrants outstanding) were exercised of which 2,706,350 warrants were exercised by exchanging 5 warrants and $0.55 for one share of common stock and 9,237,528 warrants were exercised by surrendering 12 warrants for one share of common stock. The offer resulted in the Company raising a total of $297,698.50 in cash proceeds and issuing a total of 1,311,064 new shares of common stock.

Following the issuance of the shares relating to the warrant exercise, India Globalization Capital, Inc. will have 10,091,171 shares of common stock outstanding. The remaining 11,855,122 warrants outstanding after the tender offer will expire in accordance with their terms on March 3, 2011.

“We are pleased with the success of the tender offer. Our investors understood the institutional imperative of simplifying our capital structure.” Said Ram Mukunda, CEO of IGC.

Questions regarding the completed tender offer may be directed to Continental Stock Transfer & Trust Company, the Depositary, at (212) 509-4000, ext. 536, or Morrow & Co., LLC., the Information Agent, at (800) 607-0088.

This news release is merely a notification of the results of the tender offer and is neither an offer to buy or exchange securities or constitute the solicitation of an offer to sell or exchange any securities in IGC or any of its subsidiaries. The tender offer was made only through documentation distributed to record holders of IGC Warrants (AMEX: IGC.WS) and IGC Units (AMEX: IGC.U) as of November 24, 2008, as supplemented on December 22, 2008.

About IGC

Based in Bethesda, Maryland, IGC operates through two infrastructure companies in India, Sricon Infrastructure Private Limited (“Sricon”) and Techni Bharathi, Limited (“TBL”). IGC owns sixty-three percent of Sricon and seventy-seven percent of TBL. IGC through its subsidiaries in India has three lines of business: 1) Highway and other heavy construction, 2) mining & quarrying and 3) civil construction and engineering of high temperature plants. The Company’s medium term plans are to expand each of these lines of business.

IGC’s operations are based in India. The company has offices in Maryland, Mauritius, Nagpur, Cochin, Delhi and Bangalore. Copies of the Form S-1 and IGC’s other filings with the SEC containing information about IGC, our Indian operations and other relevant documents, are available at no charge at the SEC’s Internet site (http://www.sec.gov). For more information about IGC, visit the company’s web site at www.indiaglobalcap.com.

Forward-Looking Statements:

This press release may contain forward-looking statements. These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in these statements. Factors, which could cause actual results to differ, relate to: (i) the ability of the parties to successfully execute on the contracts and business plan, (ii) our ability to raise additional capital and the structure of such capital including the exercise of warrants, and (iii) changes in the exchange rate between the US dollar and the Indian Rupee. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward looking statements have been discussed in greater detail in the Company's registration statement on Form S-1.

Contact:

Sid Somarriba
India Globalization Capital, Inc.
+1-301-983-0998
info@indiaglobalcap.com
www.indiaglobalcap.com

Investor Relations:

Jon Cunningham
RedChip Companies, Inc.
1-800-733-2447, Ext. 107
info@redchip.com
www.redchip.com